                                                                    EXHIBIT 99.1

                             SIMMONS BEDDING COMPANY
                         REPORTS SECOND QUARTER RESULTS;
              NAMES STEVE FENDRICH EXECUTIVE VICE PRESIDENT - SALES

ATLANTA, August 9, 2005 - Simmons Bedding Company ("Company" or "Simmons"), a leading manufacturer of premium-branded bedding products, released operating results for the second quarter of 2005 today.

RESULTS FOR THE QUARTER ENDED JUNE 25, 2005

For the second quarter of 2005, net sales were $208.0 million compared to $201.8 million for the same period a year ago, a 3.1% increase. Wholesale bedding segment net sales increased 2.6% to $192.7 million for the second quarter of 2005 compared to $187.7 million for the same period a year ago. The increase in wholesale bedding segment net sales was largely due to the addition of $6.2 million in net sales of juvenile products as a result of the August 2004 acquisition of the crib mattress and related soft goods of Simmons Juvenile Products Company, Inc. ("Juvenile Acquisition"). Conventional bedding net sales declined $0.9 million, or 0.5%, during the second quarter compared to the same period a year ago due primarily to a 7.4% decrease in unit volume, partially offset by a 6.0% increase in conventional bedding average unit selling price ("AUSP").

Simmons' retail bedding segment net sales decreased 2.3% to $18.8 million for the second quarter of 2005 compared to $19.2 million for the same period a year ago. Retail bedding segment net sales decreased due to the sale of the Company's Mattress Gallery retail operation in Southern California in May 2004. On a comparable store basis, Simmons' retail store sales increased 14.6% in the second quarter of 2005 versus the same period of 2004.

Gross margin for the second quarter of 2005 was 43.6%, a 1.8 percentage point decrease from the second quarter of 2004. Simmons' wholesale bedding segment gross margin for the second quarter of 2005 was 41.9%, compared to 43.4% for the second quarter of 2004. The second quarter 2005 gross margin was negatively impacted by increases in the costs of raw materials and sales of juvenile bedding products, which sell at lower margins, as a result of the Juvenile Acquisition.

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For the second quarter of 2005, Simmons' operating income was $18.9 million, compared to $20.2 million for the second quarter of 2004. The Company's net income was $3.7 million for the second quarter of 2005 compared to $6.0 million for the second quarter of 2004. For the second quarter of 2005, adjusted EBITDA was $27.5 million compared to $28.9 million for the second quarter of 2004, a 5.0% decrease. For a full discussion of adjusted EBITDA see the Supplemental Information included later in this press release.

RESULTS FOR THE SIX MONTHS ENDED JUNE 25, 2005

For the first six months of 2005, net sales were $413.6 million compared to $425.1 million for the same period a year ago, a 2.7% decrease. Wholesale bedding segment net sales decreased 3.2% to $382.3 million for the first six months of 2005 compared to $394.8 million for the same period a year ago. The wholesale bedding segment sales decline in the first six months of 2005 was primarily due to an 11.4% decline in conventional bedding unit volume, partially offset by an increase in conventional bedding AUSP of 6.3%. Additionally, wholesale bedding net sales increased $11.9 million for the six months ended June 25, 2005 due to sales of juvenile products following the Juvenile Acquisition.

Simmons' retail bedding segment net sales decreased 14.5% to $37.9 million for the first six months of 2005 compared to $44.3 million for the same period of 2004. The 2005 sales decline was due to the May 2004 sale of the Company's Mattress Gallery retail operation. On a comparable store basis, Simmons' retail store sales increased 18.4% for the six months ended June 25, 2005 compared to the same period of 2004.

Simmons' gross margin for the first six months of 2005 was 44.1%, a 1.8 percentage point decrease from the first six months of 2004. The Company's wholesale bedding segment gross margin for the first six months of 2005 was 42.3%, compared to 44.8% for the first six months of 2004. The 2005 year-to-date margin decline, in comparison to the prior year, was due primarily to an increase in conventional bedding material and overhead costs, and the selling of juvenile products, which sell at lower margins.

Simmons' operating income was $31.9 million for the first six months of 2005, compared to $37.5 million for the first six months of 2004. The Company's net income was $4.2 million for the first six months of 2005 compared to $9.9 million for the first six months of 2004. For the first six months of

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2005, adjusted EBITDA was $47.5 million compared to $66.2 million for the first six months of 2004, a 28.3% decrease.

Simmons' Chairman and Chief Executive Officer, Charlie Eitel, said "Although our second quarter adjusted EBITDA declined slightly compared to a year ago, we are still pleased with our second quarter financial performance. As a result of pricing and product modifications we have made, we regained some of the sales momentum in our wholesale bedding segment which we lost during our first quarter. Additionally, through our people realignment plan and other aspects of our cost reduction initiative, we made considerable progress during the second quarter towards lowering our overall cost structure."

BALANCE SHEET ITEMS

Net debt (total debt of $747.3 million less cash of $31.4 million) totaled $715.9 million as of June 25, 2005, a decrease of $12.4 million since December 25, 2004. During the second quarter, the Company repaid $1.0 million of its tranche C term loan. For the second quarter of 2005, Simmons' working capital (see the Supplemental Information to this press release) as a percentage of net sales for the trailing twelve months was 1.9% compared to 2.1% at the end of 2004.

STEVE FENDRICH NAMED EXECUTIVE VICE PRESIDENT - SALES

The Company also announced that Stephen G. Fendrich had been named Executive Vice President - Sales. Mr. Fendrich, who has 22 years of bedding industry experience, was previously Chief Executive Officer and President of the Company's Sleep Country USA retail operations. Before joining Sleep Country, Mr. Fendrich was one of the founders of The Mattress Firm, one of the nation's largest mattress retailers.

Mr. Eitel commented, "Steve's experience as a mattress retailer will be invaluable to us. His insights should help us gain a deeper understanding of our retailers' needs. I believe Steve's successful track record of improving sales and profitability at Sleep Country, while at the same time creating a culture of creativity and growth, clearly demonstrates his leadership capabilities." Mr. Fendrich will retain his Sleep Country USA responsibilities until a successor is named.

Separately, the Company announced that Kevin Damewood, former Senior Vice President - Sales, had assumed the responsibilities of Divisional Vice President of Sales - Northeast Region. The above

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mentioned personnel changes are the latest step in Simmons' corporate restructuring strategy to more effectively align resources and streamline operations.

CONCLUSION

The Company will webcast its 2005 second quarter financial results via a conference call on Wednesday, August 10, 2005, beginning at 11:00 a.m. Eastern Time. The webcast will be available at the Company's website www.simmons.com and will also be available for replay through August 23, 2005.

Atlanta-based Simmons Bedding Company is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest(R), BackCare(R), BackCare Kids(R), Olympic(R) Queen, Deep Sleep(R) and HealthSmart(TM). The Company operates 17 conventional bedding manufacturing facilities and three juvenile bedding manufacturing facilities across the United States and Puerto Rico. Simmons is committed to developing superior mattresses and promoting a higher quality sleep for consumers around the world. For more information, visit the Company's website at www.simmons.com.

"SAFE HARBOR" STATEMENT UNDER PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

      This press release includes forward-looking statements that reflect Simmons' current views about future events and financial performance. Words such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements. The forward-looking statements in this press release speak only as of the date of this release. These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Simmons' expectations. These factors include, but are not limited to: (i) competitive and pricing pressures in the bedding industry; (ii) legal and regulatory requirements; (iii) the success of new products, including HealthSmart(TM), our new Beautyrest(R) premium priced products, our new Deep Sleep(R) products, and the Beautyrest(R) Caresse(R) products; (iv) Simmons' relationships with Simmons' major suppliers; (v) fluctuations in costs of raw materials; (vi) Simmons' relationship with significant customers and licensees; (vii) Simmons' labor relations; (viii) departure of key personnel; (ix) Simmons' ability to achieve the expected benefits from its people realignment plan; (x) encroachments on Simmons' intellectual property; (xi) product liability claims; (xii) the timing, cost and success of opening new manufacturing facilities; (xiii) Simmons' level of indebtedness; (xiv) interest rate risks; (xv) compliance with covenants in Simmons' debt agreements; (xvi) future acquisitions; (xvii) an increase in return rates; and (xviii) other risks and factors identified from time to time in Simmons' reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

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                                -table follows-

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                    SIMMONS BEDDING COMPANY AND SUBSIDIARIES
           CONDENSED HISTORICAL CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                       QUARTER ENDED              SIX MONTHS ENDED
                                                   JUNE 25,      JUNE 26,      JUNE 25,      JUNE 26,
                                                    2005           2004          2005         2004
                                                 ----------    ----------    ----------    ----------
Wholesale net sales                              $  192,697    $  187,735    $  382,297    $  394,838
Retail net sales                                     18,759        19,198        37,890        44,305
Eliminations                                         (3,414)       (5,138)       (6,563)      (14,028)
                                                 ----------    ----------    ----------    ----------
Net sales                                           208,042       201,795       413,624       425,115
  Cost of products sold                             117,256       110,245       231,422       230,110
                                                 ----------    ----------    ----------    ----------
Gross profit                                         90,786        91,550       182,202       195,005
                                                 ----------    ----------    ----------    ----------

Operating expenses:
  Selling, general and administrative expenses       73,056        73,605       152,126       158,866
  Plant closure charges                                  40           764            40           764
  Amortization of intangibles                         1,417        (1,197)        2,858         2,289
  Transaction expenses                                  177           662           177           662
  Licensing fees                                     (2,815)       (2,481)       (4,866)       (5,062)
                                                 ----------    ----------    ----------    ----------
                                                     71,875        71,353       150,335       157,519
                                                 ----------    ----------    ----------    ----------
Operating income                                     18,911        20,197        31,867        37,486
  Interest expense, net                              13,203        10,888        25,392        21,981
                                                 ----------    ----------    ----------    ----------
Income before income taxes                            5,708         9,309         6,475        15,505
  Income tax expense                                  2,029         3,351         2,313         5,582
                                                 ----------    ----------    ----------    ----------
Net income                                       $    3,679    $    5,958    $    4,162    $    9,923
                                                 ==========    ==========    ==========    ==========

Adjusted EBITDA (a)                              $   27,477    $   28,907    $   47,458    $   66,204
                                                 ==========    ==========    ==========    ==========

See Notes to Condensed Historical Financial Data.

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

                    SIMMONS BEDDING COMPANY AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                               JUNE 25,   DECEMBER 25
                                                2005         2004*
                                             ----------   -----------
ASSETS
Current assets:
  Cash and cash equivalents                  $   31,368   $    23,854
  Accounts receivable, net                       71,915        85,433
  Inventories                                    32,482        33,300
  Deferred income taxes                           1,448         2,445
  Other current assets                           17,893        20,204
                                             ----------   -----------
    Total current assets                        155,106       165,236
                                             ----------   -----------
Property, plant and equipment, net               60,034        62,842
Intangible assets, net                          540,125       542,983
Goodwill, net                                   492,560       488,686
Other assets                                     38,800        41,987
                                             ----------   -----------
                                             $1,286,625   $ 1,301,734
                                             ==========   ===========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of long-term debt       $      839   $     4,124
  Accounts payable and accrued liabilities      107,784       123,357
                                             ----------   -----------
    Total current liabilities                   108,623       127,481
                                             ----------   -----------
Long-term debt                                  746,474       748,015
Deferred income taxes                           155,655       154,775
Other non-current liabilities                    11,110        10,856
                                             ----------   -----------
  Total liabilities                           1,021,862     1,041,127
                                             ----------   -----------

Stockholder's equity                            264,763       260,607
                                             ----------   -----------
                                             $1,286,625   $ 1,301,734
                                             ==========   ===========

See Notes to Condensed Historical Financial Data.

* Derived from the Company's 2004 audited Consolidated Financial Statements.

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                    SIMMONS BEDDING COMPANY AND SUBSIDIARIES
           (NOTES TO CONDENSED HISTORICAL FINANCIAL DATA - CONTINUED)

a) Adjusted EBITDA (as defined in our senior credit facility) differs from the term "EBITDA" as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes and depreciation and amortization, adjusted EBITDA also adjusts net income by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as management fees, ESOP expenses, non-cash stock compensation expenses, reorganization costs, etc. Adjusted EBITDA is presented because it is a material component of the covenants contained within our credit agreements and a measure used by management to determine compensation. EBITDA does not represent net income or cash flow from operations as those terms are defined by accounting principles generally accepted in the United States and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

                                                      QUARTER ENDED           SIX MONTHS ENDED
                                                  JUNE 25,     JUNE 26,      JUNE 25,    JUNE 26,
                                                   2005         2004          2005         2004
                                                ----------   ----------    ----------   ----------
Adjusted EBITDA:
  Net income                                    $    3,679   $    5,958    $    4,162   $    9,923
  Depreciation and amortization                      6,659        3,097        13,123       10,717
  Income tax expense                                 2,029        3,351         2,313        5,582
  Interest expense                                  13,215       10,919        25,440       22,056
                                                ----------   ----------    ----------   ----------

EBITDA                                              25,582       23,325        45,038       48,278

  Non-cash stock compensation expense                    -            -             -        3,308
  Reorganization expense                             1,345            -         1,345            -
  Transaction related expenditures, including
  cost of products sold                                177          662           177        7,146
  Plant opening/closing charges                         40        4,722            40        6,951
  Management fees                                      333          469           753          838
  Management severance                                   -            -           105            -
  Other                                                  -         (271)            -         (317)
                                                ----------   ----------    ----------   ----------

Adjusted EBITDA                                 $   27,477   $   28,907    $   47,458   $   66,204
                                                ==========   ==========    ==========   ==========

b) Working capital computation (current assets less current liabilities as defined in our senior credit facility):

                                         JUNE 25,    DECEMBER 25,
                                           2005         2004
                                        ----------   ------------
Current assets                          $  155,106   $    165,236

Less:
  Cash and equivalents                     (31,368)       (23,854)
                                        ----------   ------------
                                           123,738        141,382
                                        ----------   ------------
Current liabilities                        108,623        127,481

Less:
  Current maturities of long-term debt        (839)        (4,124)
                                        ----------   ------------
                                           107,784        123,357
                                        ----------   ------------

Working capital                         $   15,954   $     18,025
                                        ==========   ============

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